Exhibit 99.1

Ranpak Holdings Corp. Reports Fourth Quarter and Full Year 2019 Financial Results

●	Packaging System placement up 7.3% over the past twelve months to more than 104,600 machines
●	Net sales for the fourth quarter were up 2.2% on a GAAP basis year over year and up 5.7% year over year adjusted on a constant currency basis, and recognizing revenue for Automation by the percentage of completion method for both periods
●	Net loss for the fourth quarter of $(5.7) million compared to net loss of $(4.0) million in the prior period and Adjusted EBITDA up 15.8% year over year to $28.8 million for the fourth quarter, representing a 36.4% margin, up 320 bps year over year[1]

CONCORD TOWNSHIP, OH, March 05, 2020 - Ranpak Holdings Corp (NYSE: PACK) (“Ranpak” or “the Company”), a leading provider of environmentally sustainable, systems-based, product protection solutions for e-commerce and industrial supply chains, today reported its fourth quarter and full year 2019 financial results.

“We are pleased to finish 2019 on a strong note,” said Omar M. Asali, Chairman and Chief Executive Officer of Ranpak. “Sales for the quarter increased by 5.7% year over year on a constant currency basis driven by broad-based growth across geographies with strong growth in cushioning and wrapping solutions. Profitability was robust with year over year growth in Adjusted EBITDA of 15.8% and 320 bps of margin expansion relative to the fourth quarter of 2018, resulting in an Adjusted EBITDA margin greater than 36%.”

“As expected, in the fourth quarter we experienced greater operating leverage due to higher sales volumes and improved execution. During the second half of 2019 significant investments were made in Ranpak in the areas of innovation, human capital, and improving our digital footprint. Our investments in the business will continue into 2020 as we maintain our focus on innovation, add talent to key areas, and expand the production capacity of our facilities to serve our growing markets. Our key near-term growth initiatives remain retail expansion, innovation of the core, and Automation with progress being made in all areas in the fourth quarter. I’m pleased to share that our two recent product launches of industry leading void-fill and cushioning solutions have been very well received in the market and have invigorated our sales force and distributor partners.”

“The importance of increasing sustainability throughout supply chains across the globe is only getting greater. We believe Ranpak is exceptionally well positioned to help customers improve their business while improving their impact on the environment.”

Net sales increased $1.7 million in the quarter, or 2.2%, to $77.7 million, primarily driven by increases in cushioning and wrapping, partially offset by weakness in the Euro versus the prior period, and void-fill headwinds in North America. Adjusted on a constant currency basis, and recognizing revenue for Automation by the percentage of completion method for both periods, net sales increased $4.3 million in the quarter, or 5.7%.

Net loss was $(5.7) million due to secondary offering expenses in the quarter and amortization of intangibles.

Adjusted EBITDA increased 15.8% to $28.8 million in the three months ended December 31, 2019 from $24.8 million for the comparable period in 2018 driven by increased sales volumes and improved pricing and input costs.

[1]	Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Presentation of Combined and Pro Forma Measures and Reconciliation of US GAAP to Non-GAAP Measures” in this press release for an explanation and reconciliations of this non-GAAP financial measure

Full Year 2019 Highlights1

●	Net sales for full year 2019 increased 0.6% year over year and 5.5% year over year adjusted on a constant currency basis, fair value accounting, and recognizing revenue for Automation by the percentage of completion method for both periods
●	Gross profit margin down 160 bps year over year to 41.2% and Adjusted gross profit margin flat year over year to 42.8% on a constant currency basis and adjusted for fair value accounting
●	Net loss of $(36.7) million compared to net loss of $(8.6) million in the prior year and Adjusted EBITDA[2] up 3.2% year over year to $87.3 million (margin of 31.5%)

Balance Sheet and Liquidity

Ranpak completed the fourth quarter of 2019 with a strong liquidity position, including a cash balance of $19.7 million and zero dollars drawn on its $45 million available Revolving Credit Facility.

As of December 31, 2019, the Company had First Lien Term Loan facilities outstanding consisting of $270.9 million USD denominated term loan and €139.7 million euro-denominated first lien. The Company is focused on reducing leverage through organic growth and debt paydown to achieve its optimal long-term target leverage profile of 3.0x - 3.5x on a Net Debt / Adjusted EBITDA basis. Going forward we believe this leverage profile will enable us to create the most value for shareholders by putting us in a position to capitalize on our strategic growth initiatives while maintaining adequate flexibility to pursue accretive acquisitions.

The following table presents Ranpak’s installed base of protective packaging systems:

(in thousands)	As of December 31,			2019 vs. 2018		2018 vs. 2017
Protective Packaging Systems	2019	2018	2017	Change	% Change	Change	% Change
Cushioning machines	32.3	31.4	30.0	0.9	2.9%	1.4	4.8%
Void-fill machines	60.6	57.2	52.9	3.4	5.9%	4.3	8.2%
Wrapping machines	11.7	8.9	7.6	2.8	32.0%	1.3	16.7%
Total	104.6	97.5	90.5	7.1	7.3%	7.0	7.7%

Outlook for 2020

We see significant opportunity ahead to drive growth within our core business at Ranpak and expect to continue to invest where we see attractive returns and opportunities to strategically expand our portfolio. We expect 2020 to be a year of strong operating and financial performance, and a year when we expect many of our investments begin to impact the growth profile of our business. Our guidance for the full year of 2020 reflects solid revenue and Adjusted EBITDA growth with a range provided due to the uncertainty of the timing of the impact of some of these investments. On a constant currency basis, we are forecasting Net Sales growth in the area of 6 – 10% and Adj EBITDA growth of 4% - 10%, which results in a range of $294 - $304 million in Constant Currency Net Sales and $91 – $96 million for Adjusted EBITDA. 3

[1]	Due to the Predecessor and Successor Periods as they relate to the date of closing of the Ranpak Business Combination, for the convenience of readers, we have presented the twelve-month period ended December 31, 2019 on a combined basis (reflecting a simple arithmetic combination of the GAAP Predecessor and Successor Periods without further adjustment) in order to present a meaningful comparison against the corresponding periods in the twelve months ended December 31, 2018.
[2]	Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Presentation of Combined and Pro Forma Measures and Reconciliation of US GAAP to Non-GAAP Measures” in this press release for an explanation and reconciliations of this non-GAAP financial measure

Conference Call Information

We will hold a conference call and webcast to discuss our fourth quarter and full year 2019 results at 8:30 a.m. EST on March 5, 2020. The conference call and earnings presentation will be webcast live at the following link: https://event.on24.com/wcc/r/2152681/D600252A281EE05001007FD937461407. Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (844) 525-3556 (domestic) or (825) 312-2231 (international) and use the Conference ID: 1092706.

A telephonic replay of the webcast also will be available starting at 11:30 a.m. (ET) on Thursday, March 5, 2019, and ending at 11:59 p.m. (ET) on Thursday, March 12, 2019. To listen to the replay, please dial (800) 585-8367 (domestic) or (416) 621-4642 (international) and use the Conference ID: 1092706.

The results of operations data contained in this press release are based on our preliminary, unaudited results of operations for the year ended December 31, 2019. Such preliminary data should not be viewed as a comprehensive statement of our financial results for the year ended December 31, 2019. When filed with our Form 10-K, our audited income statement for such period may differ from the preliminary, unaudited data presented here.

[3]	Our Constant Currency Net Sales outlook was built on a U.S. GAAP basis, but we are unable to provide U.S. GAAP Net Sales outlook primarily because we are unable to forecast with reasonable certainty the currency impact. For clarity, our outlook is consolidated on a constant currency basis. A reconciliation of our full year 2020 outlook Pro forma Adjusted EBITDA to U.S. GAAP net income cannot be provided because we are unable to forecast with reasonable certainty many of the items necessary to calculate such comparable GAAP measure, including asset impairments, integration related expenses, reorganizations and discontinued operations related expenses, legal settlement costs, as well as other unusual or non-recurring gains or losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP. We believe the inherent uncertainties in reconciling a Non-GAAP measure for current or projected periods to the most comparable GAAP measure would make the forecasted comparable GAAP measure nearly impossible to predict with reasonable certainty and therefore inherently unreliable.

RANPAK HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(in millions, except share and per share data)

	Successor	Predecessor
	June 3, 2019 through December 31, 2019	January 1, 2019 through June 2, 2019	December 31, 2018	December 31, 2017
Paper revenue	$136.5	$88.5	$244.0	$225.7
Machine lease revenue	22.5	14.7	12.8	11.7
Other revenue	4.1	3.2	11.1	6.7
Net sales	163.1	106.4	267.9	244.1
Cost of sales	97.4	61.2	153.3	131.7
Selling, general and administrative	37.7	23.8	53.2	46.3
Transaction costs	0.3	7.4	3.3	0.4
Depreciation and amortization	19.3	17.7	43.2	41.9
Other operating expense (income), net	2.4	2.2	3.9	(7.4)
Income (loss) from operations	6.0	(5.9)	11.0	31.2
Interest expense	27.3	20.2	30.9	30.7
Foreign currency (gain) loss	(1.5)	(2.2)	(4.2)	14.2
Loss before income taxes	(19.8)	(23.9)	(15.7)	(13.7)
Income tax benefit	(2.1)	(4.9)	(7.1)	(41.4)
Net income (loss)	(17.7)	(19.0)	(8.6)	27.7

Other comprehensive income (loss):

Foreign currency translation adjustments	(7.1)	23.6	(7.4)	21.5
Interest rate swap hedge adjustment	(1.7)	—	—	—
Comprehensive income (loss)	$(26.5)	$4.6	$(16.0)	$49.2

Net (loss) income per share—basic and diluted

Net income (loss) per share		$(19,072.48)	$(8,643.22)	$27,839.20

Weighted-average shares outstanding		995	995	995

Two-class method

Net loss per common stock, Class A and C-basic and diluted	$(0.32)

Weighted average number of Class A and C common stock outstanding, basic and diluted	55,392,201

See notes to consolidated financial statements.

Presentation and Reconciliation of GAAP to Non-GAAP Measures for the quarter and year ended December 31, 2019

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We have, however, also presented below Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and adjusted EBITDA, which are non-GAAP financial measures. We have included EBITDA and adjusted EBITDA because they are key measures used by our management and board of directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA and adjusted EBITDA can provide a useful measure for period-to-period comparisons of our primary business operations. Accordingly, we believe that EBITDA and adjusted EBITDA provide useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as our management and board of directors.

EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. In particular, EBITDA and adjusted EBITDA should not be viewed as substitutes for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are:

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

EBITDA and adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;

EBITDA and adjusted EBITDA do not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to us;

adjusted EBITDA does not take into account any restructuring and integration costs; and

other companies, including companies in our industry, may calculate EBITDA and adjusted EBITDA differently, which reduces their usefulness as comparative measures.

EBITDA: EBITDA is a non-GAAP financial measure that we calculate as net income (loss), adjusted to exclude: benefit from (provision for) income taxes; interest expense; and depreciation and amortization.

Adjusted EBITDA: Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss), adjusted to exclude: benefit from (provision for) income taxes; interest expense; depreciation and amortization; stock-based compensation expense; expenses related to the Ranpak Business Combination and, in certain periods, certain other income and expense items.

We also believe that adjusting these non-GAAP measures for comparability between the Predecessor, Successor and Pro Forma periods is useful to the user of our financial statements.

In addition, in our discussion below, we include certain unaudited, non-GAAP pro forma data for the year ended December 31, 2019. This data is based on our US GAAP data included elsewhere in this Earnings Release, adjusted (where applicable) to remove the effect of costs incurred to consummate the Ranpak Business Combination, other one-time costs incurred due to the Company entering into the Ranpak Business Combination and for purchase accounting adjustments related to the Ranpak Business Combination as well as to reflect a constant currency presentation between periods for the convenience of readers.  We refer to these data as pro forma data in our discussion. However, such pro forma data have not been prepared in accordance with Article 11 of Regulation S-X. We reconcile these data to our GAAP data below.

	Successor	Predecessor				Pro Forma		Predecessor		Pro Forma
	June 3, 2019 through December 31, 2019	January 1, 2019 through June 2, 2019	Combined Year Ended December 31, 2019	Adj.(7)		Year Ended December 31, 2019	% of net sales	Year Ended December 31, 2018	% of net sales	Better/(Worse) to Predecessor Year Ended December 31, 2018
Net sales	$163.1	$106.4	$269.5	$7.9	(1)	$277.4		$267.9		$9.6	3.6
Cost of sales	97.4	61.2	158.6	—	(2)	158.6	57.2	153.3	57.2	5.2	3.4
Gross Profit	65.7	45.2	110.9	7.9		118.8	42.8	114.6	42.8	4.1	3.6
Selling, general and administrative	37.7	23.8	61.5	(5.9	)(3)	55.6	20.0	53.2	19.8	2.5	4.7
Transaction costs	0.3	7.4	7.7	(7.7	)(3)	—	—	3.3	1.2	(3.3)	(100.0)
Depreciation and amortization	19.3	17.7	37.0	(0.1)		36.9	13.3	43.2	16.1	(6.3)	(14.6)
Other operating expense, net	2.4	2.2	4.6	0.4		5.0	1.8	3.9	1.5	1.0	25.6
Income (loss) from operations	6.0	(5.9)	0.1	21.2		21.3	7.7	11.0	4.1	10.3	93.6
Interest expense	27.3	20.2	47.5	(11.6	)(4)	35.9	12.9	30.9	11.6	5.0	16.2
Foreign currency (gain) loss	(1.5)	(2.2)	(3.7)	—		(3.7)	(1.3)	(4.2)	(1.6)	0.6	(14.3)
Loss before income taxes	(19.8)	(23.9)	(43.7)	32.8		(10.9)	(3.9)	(15.7)	(5.9)	4.9	(31.2)
Income tax (benefit) expense	(2.1)	(4.9)	(7.0)	7.6	(5)	0.6	0.2	(7.1)	(2.6)	7.6	(107.0)
Net (loss) income	$(17.7)	$(19.0)	$(36.7)	$25.2		(11.5)	(4.1)	(8.6)	(3.2)	(3.0)	34.9
Add (8):
COS Depreciation & amortization						24.8		21.3		3.6	16.9
SG&A Depreciation & amortization						36.9		43.2		(6.3)	(14.6)
Interest expense						35.9		30.9		5.0	16.2
Income tax (benefit) expense						0.6		(7.1)		7.6	(107.0)
EBITDA						86.7		79.7		7.0	8.8
Adjustment (6)
Unrealized (gain) loss translation						(3.7)		(4.2)		0.6	(14.3)
Contingent liability adjustment						(1.2)		—		(1.2)	n/a
Constant currency adjustment at 1.15						—		(1.1)		1.1	(100.0)
Non-cash impairment losses						2.5		1.8		0.7	38.9
M&A, restructuring and severance						—		7.5		(7.5)	(100.0)
PE sponsor costs						1.3		1.6		(0.3)	(18.8)
Restricted stock unit expense						1.7		—		1.7	n/a
Other non-core and non-cash adjustments						—		(0.7)		0.7	(100.0)
Adjusted EBITDA						$87.3		$84.6		$2.7	3.2

(1)	Adjust for fair-value adjustment related to deferred revenue recorded under ASC 805 in the Successor Period
(2)	Adjust for fair-value adjustment related to inventory step-up recorded under ASC 805 in the Successor Period

(3)	Adjust effect of acquisition costs of $(7.7) million, secondary offering costs $(2.3) million, non-recurring severance costs of $(2.0) million, one-time write-off of insurance costs of $(0.9) million, one-time professional fees of $(1.5) million and a constant currency adjustment of $0.8 million for the year ended December 31, 2019.

(4)	Adjust for effect of the fair value interest rate swap $(5.4) million entered into as part of the Ranpak Business Combination and the write-off of deferred financing fees associated with Predecessor company debt repaid as part of the Ranpak Business Combination $(6.3) million for the year ended December 31, 2019.

(5)	Adjust tax provision at 21.0% corporate rate for items adjusted above

(6)	Adjustments are related to Predecessor non-recurring costs such as: unrealized non-cash (gains) losses on translation of the Predecessor debt, initiatives related geographic sales expansion, private equity monitoring fees, non-cash (gain) loss on the disposal of machines, acquisition costs, severance, an earn-out adjustment and a revenue recognition adjustment related to e3Neo acquisition. Certain costs related to being a public company, such as additional staff, legal and accounting costs that were not included in the Predecessor are also included in Adjusted EBITDA.

(7)	Effect of Euro constant currency adjustment to a rate of $1.15 US Dollar to €1.00 Euro as follows:

(in thousands)	Year Ended December 31, 2019	Year Ended December 31, 2018
Net sales	$3,785.4	$(3,430.7)
Cost of sales	2,170.7	(1,938.1)
Gross Profit	1,614.7	(1,492.5)
Selling, general and administrative	800.1	(825.3)
Transaction costs	—	—
Depreciation and amortization	365.4	(450.7)
Other operating expense, net	380.9	(435.4)
Income (loss) from operations	68.3	218.9
Interest expense	136.0	(88.1)
Foreign currency (gain) loss	5.0	(2.8)
Loss before income taxes	(72.7)	309.8
Income tax (benefit) expense	9.5	125.7
Net (loss) income	$(82.2)	$184.1

(8)	Reconciliations of EBITDA and Adjusted EBITDA for each period presented are to net (loss) income, the nearest GAAP equivalent, and accordingly include the adjustments shown in the “Adj.” column to net (loss) income of each table.

Presentation and Reconciliation of GAAP to Non-GAAP Measures for the quarter ended December 31, 2019

	Successor			Pro Forma		Predecessor		Pro Forma
	Three Months Ended December 31, 2019	Adj. (5)		Three Months Ended December 31, 2019	% of net sales	Three Months Ended December 31, 2018	% of net sales	Better/(Worse) to Predecessor Three Months Ended December 31,
Net sales	77.7	1.5	(1)	79.2		76.0		3.2	4.2
Cost of sales	44.9	0.8	(1)	45.7	57.7	43.6	57.4	2.1	4.8
Gross Profit	32.8	0.7		33.5	42.3	32.4	42.6	1.1	3.4
Selling, general and administrative	15.2	(2.7	)(2)	12.5	15.8	15.4	20.3	(2.9)	(18.8)
Transaction costs	-	-		-	-	2.1	2.8	(2.1)	(100.0)
Depreciation and amortization	6.0	0.1		6.1	7.7	10.9	14.3	(4.8)	(44.0)
Other operating expense, net	1.6	0.1		1.7	2.1	1.2	1.6	0.5	41.7
Income (loss) from operations	10.0	3.2		13.2	16.7	2.8	3.7	10.4	371.4
Interest expense	9.7			9.7	12.2	8.0	10.5	1.7	21.3
Foreign currency (gain) loss	2.6	-		2.6	3.3	-	-	2.6	n/a
Loss before income taxes	(2.3)	3.2		0.9	1.1	(5.2)	(6.8)	6.1	(117.3)
Income tax (benefit) expense	3.4	1.4	(3)	4.8	6.1	(1.2)	(1.6)	6.0	(500.0)
Net (loss) income	$(5.7)	$1.8		$(3.9)	(4.9)	(4.0)	(5.3)	0.1	(2.5)

Add (6):
COS Depreciation & amortization				9.0		5.4		3.6	66.7
SG&A Depreciation & amortization				6.0		10.9		(4.9)	(45.0)
Interest expense				9.7		8.0		1.7	21.3
Income tax (benefit) expense				4.8		(1.2)		6.0	(500.0)
EBITDA				25.6		19.1		6.5	34.0

Adjustment (4)
Unrealized (gain) loss translation				2.6		-		2.6	n/a
Contingent liability adjustment				(1.2)		-		(1.2)	n/a
Constant currency adjustment at 1.15				-		0.1		(0.1)	(100.0)
Non-cash impairment losses				1.3		0.4		0.9	225.0
M&A, restructuring and severance				-		5.0		(5.0)	(100.0)
PE sponsor costs				-		0.3		(0.3)	(100.0)
Restricted stock unit expense				(0.1)		-		(0.1)	n/a
Other non-core and non-cash				0.6		(0.1)		0.7	(700.0)
Adjusted EBITDA				$28.8		$24.8		$4.0	15.8

(1)	Adjust for constant currency in the Successor Period
(2)	Adjust effect of secondary offering costs $(2.3) million, one-time professional fees of $(0.7) million and a constant currency adjustment of $0.3 million for the three months ended December 31, 2019.
(3)	Adjust tax provision at 21.0% corporate rate for items adjusted above

(4)	Adjustments are related to non-recurring costs such as: unrealized non-cash (gains) losses on translation of debt, initiatives related geographic sales expansion, non-cash (gain) loss on the disposal of machines, severance, an earn-out adjustment and a revenue recognition adjustment related to e3Neo acquisition. Certain costs related to being a public company, such as additional staff, legal and accounting costs that were not included in the Predecessor are also included in Adjusted EBITDA.

(5)	Effect of Euro constant currency adjustment to a rate of $1.15 US Dollar to €1.00 Euro as follows:

	Three	Three
	Months	Months
	Ended	Ended
	December 31,	December 31,
(in thousands)	2019	2018
Net sales	$1,372.6	$158.0
Cost of sales	792.1	76.8
Gross Profit	580.5	81.2
Selling, general and administrative	251.5	2.9
Transaction costs	-	-
Depreciation and amortization	58.0	44.2
Other operating expense, net	60.0	60.4
Income (loss) from operations	211.0	(26.3)
Interest expense	53.9	8.4
Foreign currency (gain) loss	1.5	(2.9)
Loss before income taxes	155.6	(31.8)
Income tax (benefit) expense	44.3	31.9
Net (loss) income	$111.3	$(63.7)

(6)	Reconciliations of EBITDA and Adjusted EBITDA for each period presented are to net (loss) income, the nearest GAAP equivalent, and accordingly include the adjustments shown in the “Adj.” column to net (loss) income of each table.

Source: Ranpak Holdings Corp.